Corning Incorporated and Subsidiary Companies                   Exhibit #12
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Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
  Dividends:
(Dollars in millions, except ratios)

                                      12 Weeks Ended                  Fiscal Year Ended
                                   Mar. 26,    Mar. 27,    Jan. 1,    Jan. 2,    Jan. 3,    Dec. 29,    Dec. 30,
                                     1995        1994       1995       1994        1993       1991        1990
Income before taxes on income       $107.9      $ 79.0     $459.5     $156.7     $336.6     $327.4      $328.1
Adjustments:
  Share of earnings (losses)
    before taxes of  50% owned
    companies                         39.0        26.9       89.0     (137.0)     103.2      165.4       175.9
  Loss before taxes of greater
    than 50% owned unconsolidated
    subsidiary                        (1.6)       (1.7)      (4.0)      (3.1)      (2.1)      (2.2)      (2.0)
  Distributed income of less than
    50% owned companies and share
    of loss if debt is guaranteed                             2.1        4.5       (4.3)       6.6        0.9
  Amortization of capitalized
    interest                           3.3         2.9       13.3       13.0       11.8       10.2        8.8
  Fixed charges net of capitalized
    interest                          45.0        42.2      212.0      155.8      130.3      126.4      112.5
                                    ------      ------     ------     ------     ------     ------     ------
Earnings before taxes and fixed
  charges as adjusted               $193.6      $149.3     $771.9     $189.9     $575.5     $633.8     $624.2
                                    ======      ======     ======     ======     ======     ======     ======
Fixed charges:
  Interest incurred                 $ 27.8      $ 26.4     $122.3     $ 94.0     $ 68.9     $ 60.4     $ 58.6
  Share of interest incurred of
    50% owned companies and
    interest on guaranteed debt
    of less than 50% owned
    companies                         11.2         9.0       60.8       40.9       42.0       47.5       45.3
  Interest incurred by greater
    than 50% owned unconsolidated
    subsidiary                         0.2         0.2        0.8        0.8        0.9        0.9        1.0
  Portion of rent expense which
    represents interest factor         6.4         8.2       36.2       29.9       27.6       23.0       19.7
  Share of portion of rent expense
    which represents interest
    factor for 50% owned companies     1.8         1.3        9.4        9.1        9.2        9.0        7.6
  Portion of rent expense which
    represents interest factor for
    greater than 50% owned
    unconsolidated subsidiary                                 0.1        0.1        0.1        0.1        0.1
  Amortization of debt costs           0.5         0.5        2.0        1.8        1.5        0.4        0.4
                                    ------      ------     ------     ------     ------     ------     ------
Total fixed charges                   47.9        45.6      231.6      176.6      150.2      141.3      132.7
Capitalized interest                  (2.9)       (3.4)     (19.6)     (20.8)     (19.9)     (14.9)     (20.2)
                                    ------      ------     ------     ------     ------     ------     ------
Total fixed charges net of
  capitalized interest              $ 45.0      $ 42.2     $212.0     $155.8     $130.3     $126.4     $112.5
                                    ======      ======     ======     ======     ======     ======     ======
Preferred dividends:
  Preferred dividend
    requirement                     $  3.7      $  0.5     $  8.2     $  2.1     $  2.2     $  2.4     $  2.5
  Ratio of pre-tax income to
    income before minority
    interest and equity earnings       1.6         1.6        1.6        1.3        1.4        1.5        1.7
                                    ------      ------     ------     ------     ------     ------     ------
  Pre-tax preferred dividend
    requirement                        5.9         0.8       13.1        2.7        3.1        3.6        4.3
Total fixed charges                   47.9        45.6      231.6      176.6      150.2      141.3      132.7
                                    ------      ------     ------     ------     ------     ------     ------
Fixed charges and pre-tax
  preferred dividend requirement    $ 53.8      $ 46.4     $244.7     $179.3     $153.3     $144.9     $137.0
                                    ======      ======     ======     ======     ======     ======     ======
Ratio of earnings to combined
  fixed charges and preferred
  dividend                             3.6x        3.2x       3.2x       1.1x       3.8x       4.4x       4.6x
                                    ======      ======     ======     ======     ======     ======     ======
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